Exhibit 10.6

STOCKHOLDERS AGREEMENT

This STOCKHOLDERS (FOUNDERS) AGREEMENT (this “Agreement”), dated as of February 14, 2019 (the “Effective Date”) is entered into among:

(i)  Rokk3r Ai, a Delaware corporation  (the “Company”),
(ii)  Rokk3r Ops Inc., a Florida corporation (“Rokk3r”),
(iii)  The entities or individuals listed in Schedule A, and any other stockholders of the Company who may become party hereto from time to time (each, a “Stockholder” or “Founder” and, collectively with Rokk3r, the “Stockholders” or  “Founders”).

WHEREAS
WHEREAS, the Stockholders hold shares of the Company as set forth in Schedule A of this Agreement, and

WHEREAS, the parties hereto desire to agree upon the terms on which the securities of the Company, now or hereafter outstanding and held by them, will be held, transferred and voted.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

SECTION 1 – DEFINED TERMS

Capitalized terms shall have the meanings set forth in this Agreement.

“Board” means the Board of Directors of the Company.

“Founders Common Stock” means the Company’s authorized capital of 10,000,000 founders common shares of stock, par value of $0.0001 per share, and any other common equity securities issued by the Company, and any other shares of stock issued or issuable with respect thereto (whether by way of a stock dividend or stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other corporate reorganization).

 “Fully-Diluted Basis” means the number of Shares which would be outstanding, as of the date of computation, if all vested and outstanding Stock Equivalents had been converted, exercised or exchanged; provided, however, that any Stock Equivalents which are subject to vesting but have not vested as of the date of computation will be disregarded for purposes of determining Fully-Diluted Basis.

“Intellectual Property” means the customer lists, trade secrets, processes, methods, formulas, intellectual property, inventions, information, including know-how, technical information developments, pathways, design, pattern, compilation, program, device, method, technique, or process.

“Permitted Issuance” means any issuance of Shares (a) pursuant to the exercise or conversion of any Stock Equivalents; (b) pursuant to a stock split, stock dividend, plan of recapitalization, reorganization or like action; (c) pursuant to an initial public offering; (d) to the current or future directors, managers, officers, employees or consultants of the Company or any of its subsidiaries pursuant to an equity incentive plan approved by the Board or pursuant to a compensation-related plan of the Company approved by the Board; (e) in connection with a non-capital raising transaction or for non-cash consideration, such as issuances of Shares to vendors or strategic or marketing partners or in joint ventures; or (f) to lenders or other financing sources in connection with obtaining financing for the Company or any of its subsidiaries.

“Person” means an individual, a corporation, an association, a joint venture, a partnership, a limited liability company, an estate, a trust, an unincorporated organization and any other entity or organization, governmental or otherwise.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Shares” means shares of Common Stock.

“Stock Equivalents” means any (a) warrants, options or other right to subscribe for, purchase or otherwise acquire any Shares or (b) any securities convertible into or exchangeable for Shares.

“Transfer” means any direct or indirect transfer, donation, sale, assignment, pledge, hypothecation, grant of a security interest in or other disposal or attempted disposal of all or any portion of a security, any interest or rights in a security, or any rights under this Agreement.

“Transferred” means the accomplishment of a Transfer, and “Transferee” means the recipient of a Transfer.

SECTION 2 – SHARES SUBJECT TO THIS AGREEMENT

2.1  Issued and Outstanding Founders Common Stock. As of the Effective Date, the Shares listed in Schedule A constitute all of the issued and outstanding Founders Common Stock of the Company.

2.2  Stockholders ownership. The Stockholders have purchased and own the number of Shares of Founders Common Stock, and approximate percentage of company ownership, as listed in Schedule A.

2.3  Full Consideration and Certificate. The Company acknowledges receipt from each Stockholder of the full consideration for the respective Shares listed in Schedule A, and each Shareholder acknowledges receipt of certificates representing the Shares ownership.

2.4  Shares Subject to this Agreement. All of the Shares listed in Schedule A and any additional Shares of the Common Stock of the Company that may be acquired by the Stockholders in the future shall be subject to this Agreement.

SECTION 3 – FOUNDERS COMMON SHARES SERIES A

3.1  Shares Acquired for Investment. Each of the Stockholders acknowledges and represents that he or she has obtained and accepted the Shares in good faith, for investment and for its own account, and not with a view to distribution or resale. Stockholders shall be permitted to sell, assign and transfer their shares subject to the terms of this Agreement.

3.2  Restrictions on Transfer.  Each Stockholder agrees that such Stockholder will not Transfer all or any portion of the Shares now owned or hereafter acquired by such Stockholder, except in connection with, and strictly in compliance with the conditions of this Section.  If any Transfer is made or attempted contrary to the provisions of this Agreement, such purported Transfer shall be void ab initio; the Company and the other parties hereto shall have, in addition to any other legal or equitable remedies which they may have, the right to enforce the provisions of this Agreement by actions for specific performance (to the extent permitted by law); and the Company shall have the right to refuse to recognize any Transferee as one of its Stockholders for any purpose.

3.3  Permitted Transfers.  Notwithstanding anything herein to the contrary, the provisions of this Section shall not apply to the Transfers listed below, provided that in each case the Transferee shall have entered into a joinder agreement to this Agreement providing that all Shares so Transferred shall continue to be subject to all provisions of this Agreement as if such Shares were still held by such Stockholder, except that no further Transfer shall thereafter be permitted hereunder except in compliance with this Section:

(a)  If Stockholder is a natural person, Transfers by any Stockholder to the spouse, children or siblings of such Stockholder or to a trust or family limited partnership for the benefit of any of them;

(b)  If Stockholder is a natural person, Transfers upon the death of any Stockholder to such Stockholder’s heirs, executors or administrators or to a trust under such Stockholder’s will, or Transfers between such Stockholder and such Stockholder’s guardian or conservator; and

(c)  If Stockholder is not a natural person, Transfers by any Stockholder to affiliates of such Stockholder. Solely for purposes for this Section, the term “Affiliate” as used with respect to a Stockholder, which is a corporation, limited liability company or other legal entity as opposed to a natural person, shall include Persons that own 51% or more of such Stockholder’s equity interests;

(d)  If Stockholder Transfers to a Founder, or to any other Person, provided that such Person has been previously approved by the Board.

Notwithstanding anything to the contrary in this Agreement or any failure by a Transferee under this Section to execute a joinder agreement to this Agreement, such Transferee shall take any Shares so Transferred subject to all provisions of this Agreement as if such Shares were still held by the Stockholder making such Transfer, whether or not such Transferee so agrees in writing.

3.4  Right of Refusal Upon Proposed Transfer.  Except as otherwise provided in Section, in the event that a Stockholder desires at any time to Transfer all or any part of such Stockholder’s Shares (a “Transferring Stockholder”), the Transferring Stockholder first shall give written notice to the non-Transferring Stockholders (the “Other Stockholders”) of such Transferring Stockholder’s intention to make such Transfer.  Such notice shall state the number of Shares which the Transferring Stockholder proposes to Transfer (the “Offered Shares”), the price and the terms at which the proposed Transfer is to be made and the name and address of the proposed Transferee (the “Proposed Transferee”).  At any time within thirty (30) days after the receipt of such notice, such Other Stockholders or their assigns may elect to purchase all or a portion of the Offered Shares at the price and on the terms contemplated to be offered to the proposed Transferee and specified in the notice (each such Other Stockholder or its assigns, a “Participating Stockholder”); provided, however that if there are two (2) or more Participating Stockholders who have elected to purchase a total number of shares in excess of the number of Offered Shares, then each such Participating Stockholder shall have the right to purchase such Offered Shares pro rata based on the number of equity securities owned by each Participating Stockholder.  Such

Participating Stockholders shall exercise this right by mailing or delivering written notice to the Transferring Stockholder within the foregoing thirty (30) day period.  In the event one (1) or more Stockholders elect to exercise the purchase rights under this Section, the closing for such purchase shall, in any event, take place within forty-five (45) days after the receipt of the initial notice from the Transferring Stockholder.  If there are no Participating Stockholders, then the Company shall have the right to purchase the Offered Shares at such price and terms for a reasonable period.  In the event that the Company declines and there are no Participating Stockholders, or in the event that the Participating Stockholders do not pay the full purchase price within such forty-five (45)-day period or the Company does not pay the full purchase price within fifteen (15) days after delivering notice to the Transferring Stockholder of its desire to exercise its purchase rights under this Section, the Transferring Stockholder may, within sixty (60) days thereafter, sell the Offered Shares to the proposed Transferee at the same price and on the same terms as specified in the original notice.  Such sale shall be subject to Company audit.

3.5  Preemptive Rights.  Each Stockholder acknowledges that the Company shall have the right to raise capital from all sources and in all manners available to it, including, but not limited to, the incurrence of debt in any form.

(a)  “Purchase Right”.  If the Company authorizes the issuance and sale of any Shares other than pursuant to a Permitted Issuance (“New Securities”), then each Stockholder will have the right to purchase a pro-rata portion of such New Securities (the “Pro-Rata Portion”).  A Stockholder’s Pro-Rata Portion, for purposes of this Section, is the ratio of the number of Shares on a Fully-Diluted Basis which such Stockholder then owns to the total number of Shares on a Fully-Diluted Basis then held by all of the Stockholders, subject to increase pursuant to the Right of Over-Allotment (explained below). The preemptive rights notice (“Preemptive Rights Notice”) shall describe the Shares proposed to be issued by the Company in reasonable detail and specify the number of Shares, price and payment terms.  A Stockholder may accept the Company's offer stated in the Preemptive Rights Notice as to the full number of Shares offered to it or any lesser number, by written notice thereof given by it to the Company prior to the expiration of the aforesaid ten (10) day period, in which event the Company shall promptly sell and such Stockholder shall buy, upon the terms specified, the number of Shares agreed to be purchased by such Stockholder.  The Company shall be free at any time prior to one hundred twenty (120) days after the date of the Preemptive Rights Notice to offer and sell the remainder of such Shares proposed to be issued by the Company, at a price and on payment terms no less favorable to the Company than those specified in the Preemptive Rights Notice. If any Stockholder fails to timely deliver to the Company the notice contemplated by this Section, such Stockholder shall be deemed to have waived its right to exercise its preemptive rights with respect to the issuance contemplated in the Preemptive Rights Notice.

(b)  Right of Over-Allotment.  Each Stockholder who has exercised its purchase right under the Section 3.5 (a) (Purchase Right) may, after five (5) business days, but in no event more than ten (10) business days, from such date on which any non-purchasing Stockholder fails to exercise its rights to purchase its Pro-Rata Portion under Section 3.5 (a) (Purchase Right), purchase the remaining Pro-Rata Portion on a pro-rata basis with all Stockholders who elect to purchase an over-allotment share of the remaining Pro-Rata Portion pursuant to this Section.

(c)  Notice from the Company.  Subject to the Notice After Sale (explained below), if the Company proposes to undertake an issuance of New Securities in accordance with the Purchase Right explained in this Section, then the Company shall give each Stockholder who has a purchase right written notice of such proposal, describing in reasonable detail the type of New Securities, the price and the terms upon which the Company proposes to issue the same and the formal terms thereof if other than Common Stock.  For a period of thirty (30) days following the receipt of such notice by each Stockholder, each Stockholder may elect to purchase up to its Pro-Rata Portion of the New Securities.  The Stockholder may exercise such election by giving written notice to the Company within such thirty (30) day period stating therein the quantity of New Securities to be purchased.

(d)  Notice After Sale.  Notwithstanding anything in this Agreement to the contrary, the Company may in its sole discretion issue New Securities prior to providing the Stockholders with notice and the opportunity to purchase New Securities as set forth in this Section, so long as the Company provides to the Stockholders such notice and opportunity to purchase a Pro-Rata Portion of such New Securities upon terms equally as those offered in such sale of New Securities within ninety (90) days after the issuance of such New Securities.  For a period of thirty (30) days following the mailing of such notice by the Company, each Stockholder may exercise the Purchase Rights under this Section by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.

(e)  Sale by the Company.  In the event any Stockholder who has a Purchase Right under this Section fails to exercise in full such Stockholder’s Purchase Right within the thirty (30) day period provided in Section 3.5 (a) and after the expiration of the thirtieth (30th) day period for the exercise of the over-allotment, the Company shall have ninety (90) days thereafter to sell the New Securities with respect to which the Purchase Right was not exercised, at a price and upon terms not materially more favorable to the purchasers thereof than specified in the Company’s notice given pursuant to this Section. After such ninety (90) day period, such New Securities must first be reoffered to the Stockholders pursuant to this Section.

(f)  Closing.  The Closing for any such issuance shall take place as proposed by the Company with respect to the New Securities to be issued, at which Closing the Company shall deliver certificates for the New Securities in the respective names of the purchasing Stockholders against receipt of the consideration therefor.

(g)  Stock Dividends, Splits, Reclassifications, Mergers, etc.  Each Stockholder acknowledges and agrees that Shares issued by the Company pursuant to a stock dividend, stock split, reclassification or like action, or pursuant to the exercise of a right granted by the Company to all holders of Shares to purchase Shares on a proportionate basis, will be Transferred only, and for all purposes be treated in the same manner as, and be subject to the same options with respect to, the Shares which were split or reclassified or with respect to which a stock dividend was paid or rights to purchase stock on a proportionate basis were granted.  In the event of a merger of or exchange involving the Company where this Agreement does not terminate, any Stock Equivalents that are issued in exchange for Shares will thereafter be deemed to be Shares subject to the terms of this Agreement.

3.6  Drag-Along Rights.

(a)  In the event the Board approves a Sale of the Company (as defined below) in a bona fide negotiated transaction, with any non-Affiliate of the Company or any majority stockholder (in each case, the “Buyer”), each Stockholder, including any Permitted Transferees, shall be obligated to and shall upon the written request of the Board:  (a) sell, transfer and deliver, or cause to be sold, transferred and delivered, to the Buyer, the Stockholder’s Shares (including for this purpose all of such Stockholder’s or his or her Permitted Transferee’s Shares that presently or as a result of any such transaction may be acquired upon the exercise of any option (following the payment of the exercise price therefor)) on substantially the same terms applicable to the Board (with appropriate adjustments to reflect the conversion, redemption and/or exercise of any Stock Equivalents, as well as the relative preferences and priorities of any applicable stock); and (b) execute and deliver such instruments of conveyance and transfer and take such other action, including voting such Shares in favor of any Sale of the Company proposed by the Board and executing any purchase agreements, merger agreements, indemnity agreements, escrow agreements or related documents as the Board or the Buyer may reasonably require in order to carry out the terms and provisions of this Section.

(b)  A “Sale of the Company” shall mean either: (i) the sale, in a single transaction or series of related transactions, of all or a majority of the Company’s capital stock to an unrelated Person, (ii) the dissolution or liquidation of the Company, (iii) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated Person, (iv) a merger, reorganization or consolidation in which the outstanding shares of the Company’s capital stock are converted into or exchanged for securities of the successor entity and the holders of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction, or (v) any other change in control transaction as determined by the Board.

(c)  Each party to this Agreement hereby constitutes and appoints as the proxies of the party and hereby grants a power of attorney to the Chief Executive Officer of the Company, and a designee of the Stockholders, and each of them, with full power of substitution, with respect to the matters set forth herein, including without limitation, election of persons as members of the Board and votes regarding any Sale of the Company, and hereby authorizes each of them to represent and to vote, if and only if the party (i) fails to vote or (ii) attempts to vote (whether by proxy, in person or by written consent), in a manner which is inconsistent with the terms of this Agreement, all of such party’s Shares in favor of the election of persons as members of the Board determined pursuant to and in accordance with the terms and provisions of this Agreement or approval of any Sale of the Company pursuant to and in accordance with the terms and provisions of this Agreement.  Each of the proxy and power of attorney granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Company and the parties in connection with the transactions contemplated by this Agreement and, as such, each is coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires pursuant to the terms hereof.  Each party hereto hereby revokes any and all previous proxies or powers of attorney with respect to the Shares and shall not hereafter, unless and until this Agreement terminates or expires pursuant to the terms hereof, purport to grant any other proxy or power of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any Person, directly or indirectly, to vote, grant any proxy or give instruc-tions with respect to the voting of any of the Shares, in each case, with respect to any of the matters set forth herein.

(d)  The Company shall bear all the costs of any sale of Shares pursuant to a Drag-Along sale to the extent that such costs are not otherwise paid for by the acquiring party.

3.7  Tag-Along Rights.

(a)  If at any time a Stockholder (or one of its Permitted Transferees) proposes to Transfer (other than pursuant to a Permitted Transfer) fifty percent (50%) or more of the Shares held by it in a single transaction or a series of related transactions to an unaffiliated third party on arms-length bona fide terms, then the Board shall permit each other Stockholder (“Remaining Stockholders”) to sell a percentage of its Shares equal to the percentage of Shares proposed to be sold, on equivalent terms and at an equivalent price per Share and for the same type of consideration offered by such third-party offeror to the Stockholder, and the Stockholder shall not Transfer any Shares under this Section unless each Remaining Stockholder exercising its rights under this Section is permitted to sell such Remaining Stockholder’s Shares on such price, terms and conditions.

(b)  The Board shall give written notice (the “Tag-Along Notice”) to the Remaining Stockholders of each proposed Transfer giving rise to the rights referred to in this Section (“Tag-Along Rights”) no less than thirty (30) days prior to the proposed Transfer, setting forth the name and address of the Prospective Transferee(s), the number of Shares to be sold, the terms and conditions (including price) of the sale and the expected closing date of the Transfer. The Tag-Along Notice shall also provide that the Remaining Stockholders may elect to exercise such rights within thirty (30) days following their receipt of the Tag-Along Notice, by delivery, on or before the expiration of such time period, of a written irrevocable notice to the Board indicating such Remaining Stockholder’s desire to exercise such rights under this Section. No present or future Tag-Along Rights of a Stockholder shall be adversely affected by its exercise or failure to exercise such rights in the past. If the Board does not receive notice from a Remaining Stockholder electing to exercise its Tag-Along Rights within the thirty (30) day period referenced in this Section, such Remaining Stockholder shall be deemed to not have exercised its Tag-Along Rights hereunder with respect to that particular transfer. The Stockholder’s sale of Shares in any sale proposed in a Tag-Along Notice shall be affected only on substantially similar terms and conditions as set forth in such Tag-Along Notice, and may only be consummated if all Stockholders exercising Tag-Along Rights are permitted to participate in such Transfer in accordance with this Section. If any Stockholder participates in a sale under this Section, such Stockholder shall take all reasonably necessary and desirable actions approved by the Board, in connection with the consummation thereof, including the execution of such customary agreements, instruments and other actions reasonably necessary to provide the representations, warranties and covenants relating thereto that are customary for transactions of that type; provided, however, that (x) under no circumstances shall such Stockholder be required to be jointly and severally liable for any indemnification obligations arising pursuant to the preceding clause, (y) all such indemnification obligations shall be pro rata based on the number of Shares being sold by each Stockholder, and (z) under no circumstances shall such Stockholder's aggregate liability pursuant thereto be greater than the purchase price for the Shares received in such Transfer.  The Board shall not be obligated to consummate any sale transaction with any prospective purchasers, irrespective of its issuance of a Tag-Along Notice, and shall have no liability to the other Stockholder for its failure to do so.

(c)  The Stockholders shall bear their pro rata share (based upon the price to be paid to each such Stockholder) of the costs of any sale of Shares pursuant to a Tag-Along sale to the extent that such costs are incurred for the benefit of all holders of Shares and are not otherwise paid by the Company or the acquiring party.  Costs incurred by the Stockholders on their own behalf will not be considered costs of the transaction hereunder.

3.8  Lock-Up. Each Stockholder agrees, if requested by the Company and any underwriter engaged by the Company, not to sell or otherwise transfer or dispose of any Shares (including, without limitation, pursuant to Rule 144 under the Securities Act) held by him, her or it for such period following the effective date of any registration statement of the Company filed under the Securities Act as the Company or such underwriter shall specify reasonably and in good faith.  If requested by the underwriter engaged by the Company, each Stockholder shall execute a separate letter reflecting the agreement set forth in this Section.

3.9  Early Liquidity. Founders shall have the right to convert for sale its Founders Common Shares, at a one to one conversion rate, into preferred stock then created on the same terms as the Company’s sale to investors in a subsequent round of financing (the “Conversion”). If the Company authorizes a round of financing, the Board will determine the percentage of such financing that will be allocated for Conversion (“Percentage for Conversion”). Then, each Founder will have the right to convert for sale a pro-rata portion of such percentage (the “Conversion Pro-Rata Portion”). The Company shall have preference over Founders when selling the preferred shares to investors in that subsequent round of financing.

SECTION 4 – OTHER AGREEMENTS

4.1  Confidentiality (non-disclosure). Each Stockholder shall not directly or indirectly divulge or make use of any Confidential Information (as defined below) without the prior written consent of the Company. Each Stockholder shall not directly or indirectly misappropriate, divulge, or make use of Intellectual Property. Each Stockholder further agrees to inform the Company within 24 hours about any query on this Agreement by anyone not authorized to receive such information.

(a)  “Confidential Information” means information about the Company and its customers, customer prospects, employees and/or vendors that is not generally known outside of the Company, which you will learn of in connection with your duties with the Company. Confidential Information may include, without limitation: (1) the terms of this Agreement, except as necessary to inform a subsequent employer of the restrictive covenants contained herein and/or your attorney, spouse, or professional tax advisor only on the condition that any subsequent disclosure by any such person shall be considered a disclosure by you and a violation of this Agreement; (2) the Company’s business policies, finances, and business plans; (3) the Company’s financial projections, including but not limited to, annual sales forecasts and targets and any computation(s) of the market share of customers and/or customer prospects; (4) sales information relating to the Company product roll-outs; (5) customized software, marketing tools, and/or supplies that you will be provided access to by the Company and/or will create; (6) the identity of the Company’s customers, customer prospects, and/or vendors (including names, addresses, and telephone numbers of customers, customer prospects, and/or vendors); (7) any list(s) of the Company’s customers, customer prospects, and/or vendors; (8) the account terms and pricing upon which the Company obtains products and services from its vendors; (9) the account terms and pricing of sales contracts between the Company and its customers; (10) the proposed account terms and pricing of sales contracts between the Company and its customer prospects; (11) the names and addresses of the Company’s employees or independent contractors, and other business contacts of the Company; (12) the techniques, methods, and strategies by which the Company develops, manufactures, markets, distributes, and/or sells any of the products; (13) all Intellectual Property; and (14) all inventions, trade secrets, know-how, business plans, research, development, manufacturing and marketing projects.  Confidential Information also includes information received in confidence by the Company from its customers, suppliers or other third parties.

(b)  Unless prior written consent of the Board, each Stockholders agree never to disclose to any individual or organization any Intellectual Property.

4.2  Rokk3r Intellectual Property.

(a)  Unless prior written consent of the Board, each Stockholder acknowledges and agrees never to disclose to any individual or organization any Company’s Intellectual Property.

(b)  Each Stockholder agrees that all Intellectual Property owned by such Stockholder prior to the date hereof and relating to the business of the Company hereto shall be hereby assigned, free and clear of all liens, to the Company. Notwithstanding, Stockholders agree that Rokk3r’s Intellectual Property, regardless of whether use for in the benefit of the Company, will remain Rokk3r’s at all times. Thus, Rokk3r is not assigning any of Rokk3r’s Intellectual Property to the Company. Furthermore, Stockholders acknowledge and accept that Rokk3r may use Rokk3r’s Intellectual Property with and for its and the benefit of other Rokk3r customers and Affiliates, and that Rokk3r may dispose of Rokk3r’s Intellectual Property as it deems appropriate, without requiring approval to the effect from either Company or Stockholders.

(c)  Stockholders agree that all Intellectual Property developed by the Company relating and unique to the business of the Company shall be owned by the Company. Thus, following the date hereof and after ceasing to be a Stockholder, each Stockholder agrees that all Intellectual Property developed by such Stockholder relating to the business of the Company shall be owned by the Company and immediately assigned by such Stockholder to the Company, at no cost to the Company.

(d)  Stockholders shall promptly and fully disclose any Intellectual Property to the CEO, which shall become exclusive property of the Company. Stockholders hereby assign to the Company, Stockholder’s entire right, title, and interest therein and shall promptly deliver to the Company all Intellectual Property, including all papers, drawings, models, data, and other material relating to any of the foregoing Intellectual Property conceived, made, developed, created or reduced to practice by Stockholder. All patentable or copyrightable Intellectual Property shall be considered “works made for hire.” Stockholder shall upon the Company’s request and at its expense, execute any documents necessary or advisable in the opinion of the Company’s counsel to assign, and confirm the Company’s title in the foregoing Intellectual Property and to direct issuance of patents or copyrights to the Company with respect to such Intellectual Property as are the Company’s exclusive property as against Founder and its successors, heirs, devisees, legatees and assigns under this Section.

4.3  Non-Solicitation. Stockholder covenant and agree that at any time while a Stockholder of the Company and for a period of 2 years after cease to be a Stockholder of the Company, such Stockholder will not, directly or indirectly, solicit, induce, recruit, encourage or otherwise endeavor to cause or attempt to cause any employees, vendors, subcontractors, consultants, and independent contractors (an “Individual”) with whom such Stockholder had material contact, to terminate their relationship with the Company except if explicitly negotiated an approved in writing by the Board.

(a)  In the event a Stockholder breaches any of the obligations under this Section, without notice of default being required, Stockholder shall pay Company a penalty equivalent to two (2) times the monthly full time price (160 hours per month) of the Individual. As a way of example, for Individual with an hourly rate of $100, the full time price would be $16,000. Thus, the penalty would equal $32,000.

(b)  Stockholder acknowledges that Rokk3r may from time to time reassign resources dedicated to the Company. Such reassignments by Rokk3r, either due to termination or otherwise, will not be considered solicitation for purposes of this Section.

4.4  Noncompetition.  Except for Rokk3r, none of the Stockholders will, without the prior written consent of the Board, at any time while a Stockholder and for a period of three (3) years after he ceases to be a Stockholder, either individually or in partnership or jointly or in conjunction with any Person as principal, agent, employee, shareholder (other than a holding of shares listed on a United States stock exchange that does not exceed 5% of the outstanding shares so listed) or in any other manner whatsoever carry on or be engaged in or be concerned with or interested in or advise, lend money to, guarantee the debts or obligations of or permit his name or any part thereof to be used or employed by any person engaged in or concerned with or interested in any business similar to or competitive with the business carried on by the Company or, if he has ceased to be a Founder, any business similar to or competitive with the business carried on by the Company at the time such Founder ceased to be a Founder of the Company.

SECTION 5 – MANAGEMENT AND CONTROL

5.1  Board of Directors.

(a)  Composition. The business and affairs of the Company shall be managed by or under the direction of its Board of Directors. The number of directors, which shall constitute the whole Board of Directors, shall be a minimum of one director. The number of directors shall be determined from time to time by resolution of the Board of Directors.

(b)  Election. Each Stockholder agrees to vote all of its, his or her Shares having voting power (and any other Shares over which it, he or she exercises voting control), in connection with the election of the Board and to take such other actions as are necessary (whether in its, his or her capacity as a stockholder, director, member of a board committee, officer or otherwise including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents) so as to cause:

(i)  the election to the Board of two individuals, designated from time to time by Rokk3r, who shall initially be Nabyl Charania and German Montoya (the “Rokk3r Directors”);

(ii)  the removal from the Board, with or without cause, of any Rokk3r Director at the written request of Rokk3r, but only upon such written request and under no other circumstances; and

(iii)  if the Rokk3r Director resigns, or for any other reason ceases to serve as a member of the Board during his or her term of office, then the filling of the resulting vacancy on the Board by a representative designated by Rokk3r.

(b) To the extent that any party entitled to appoint a member of the Board as described above fails to appoint such member, then any member of the Board who would otherwise have been designated in accordance with the terms of this Section shall instead be elected by the affirmative vote of a majority of the Stockholders entitled to vote on the election of directors.

(c)  If a Stockholder fails to perform its obligations under this Section, then such Stockholder hereby grants to the Company its proxy to vote its Shares in accordance with this Section.

5.2  Officers and Agents of the Company.

(a)  The Board may authorize any Stockholder of the Company or other Persons to take action on behalf of the Company, as the Board deems appropriate. Subject to this Section, any Stockholder may lend money to and receive loans from the Company, act as an employee, independent contractor, lessee, lessor, or surety of the Company, and transact any business with the Company, strictly on arms-length terms no less favorable than those that could be found in the market, that could be carried out by someone who is not a Stockholder. The Company may in good faith receive from, or pay to, any Stockholder remuneration, in the form of wages, salary, fees, rent, interest, or any other form of compensation, provided that all such remuneration is market and negotiated at an arm's length basis, and previously approved by the Board.

(b)  The Board may appoint officers of the Company who, to the extent provided by the Board, may have and may exercise in the conduct of the business and affairs of the Company all the powers and authority delegated to such officers by the Board, provided that such officers may not exercise the powers required under the act to be exercised by the Board or the Stockholder. The officers of the Company may consist of a Chief Executive Officer, President, a Treasurer, a Secretary, any other officers or agents as may be elected or appointed by the Board. Subject to this Section and the paragraph above, the Board may provide rules for the appointment, removal, supervision and compensation of such officers, the scope of their authority, and any other matters relevant to the positions. The officers shall act in the name of the Company and shall supervise its operation, within the scope of their authority, under the direction and management of the Board. The officers of the Company serve at the pleasure of the Board and their duties can include the management of the day to day operations of the Company.

(c)  Any action taken by a duly authorized officer, pursuant to authority granted by the Board in accordance with this Agreement, shall constitute the act of and serve to bind the Company, and each Stockholder hereby agrees neither to dispute such action nor the obligation of the Company created thereby.

5.3  Board Action.

(a)  Subject to Section (b) below, any action of the Board shall require the affirmative vote or written consent of the majority of the directors of the Board, including any approval or consent required by the terms of this Agreement and the creation of any committees of the Board, with each director having one (1) vote.

(b)  Notwithstanding the foregoing, the affirmative vote or written consent of all of the members of the Board s shall be required for Board approval of any of the following matters relating to the Company or any subsidiary of the Company:

(i)  borrowing any funds from any third party in excess of $25,000;

(ii)  making loans or advances;

(iii)  repaying or refinancing all or any portion of the principal amount of the indebtedness of the Company;

(iv)  entering into any contract, lease, or other form of agreement, directly or indirectly, whether written or oral, with any person, calling for payments in excess of $25,000 in any one year.

(v)  selling or disposing of all or any portion of the assets of the Company, other than in the ordinary course of business;

(vi)  any liquidation, dissolution, or winding-up of the Company or any Sale of the Company (as defined below),

(vii)  entering into of any transaction between the Company and any of the parties hereto or their affiliates, except for transactions contemplated by this Agreement;

(viii)  commencing, compromising, settling or waiving of any litigation or arbitration proceeding;

(ix)  hiring or terminating any c-level employee or employee receiving a salary of $75,000 or greater per year;

(x)  substantially modifying the lines of business in which the Company is engaged; and

(xi)  diluting the interests of any Stockholder.

(xii)  approving any IPO and any private round of financing determining, in that case, the Percentage for Conversion.

(xiii)  approving a Permitted Transfer by Rokk3r to a Person.

(xiv)  approving the incorporation of any Company’s subsidiary along with the corresponding business plan and budget.

(c) Deadlock.  Disagreement on any or all of the matters listed in Section (b) above shall constitute a “Deadlock Matter” as to which the following deadlock mechanisms will apply:

(i) If there is a fundamental disagreement between the Rokk3r Directors and the Founders Directors on a Deadlock Matter that cannot be resolved at the Board or Stockholder level, the parties shall have up to thirty (30) days to mutually agree to pursue an independent outsider swing vote, or in the alternative, arbitration or mediation in order to resolve such Deadlock Matter.

(ii) If none of the mechanisms set forth in this Section resolve the Deadlock Matter within such thirty (30) day period, either Rokk3r or Founders Directors may serve the other party with a notice (a “Deadlock Notice”), which shall trigger the buy-back provisions set forth in the Section below.

(d)  Required Sale or Redemption of Shares

(i)  Upon the issuance of a Deadlock Notice, Rokk3r shall be required to sell all, but not less than all, of the Shares owned by Rokk3r to Stockholders pursuant to the terms of this Section. The purchase price for the Shares purchased pursuant to this Section shall be the fair market value of the Shares based on the enterprise value of the Company (on a consolidated basis less net debt and without regard to minority discounts, majority premiums or illiquidity discounts) as of the date of the Deadlock Notice (the “FMV Price”).

(ii)  In the event the parties cannot agree on the FMV Price within sixty (60) days of the Deadlock Notice, the FMV Price will be determined through a valuation test (the “Valuation Test”).  Under the Valuation Test, the parties will have thirty (30) days to engage a third party appraiser familiar with the industry and growth stage of the Company (at the time of such Valuation Test) to determine the FMV Price.  Each party may select one appraiser each and both such appraisers will select the third party appraiser from a list of third party appraisers suggested by each party (with each party suggesting up to three (3)) (the “Appraiser”).  The Appraiser will have thirty (30) days from engagement to determine the FMV Price in writing.  The FMV Price determined by the Appraiser shall be final and binding in all respects.

(iii)   Each Stockholder agrees, as a condition to any Transfer of his or her Shares, to cause the Transferee to agree to the provisions of this Section, whereupon such Transferee shall be subject to the provisions hereof to the same extent as the Stockholder in connection with its ownership of the Shares Transferred.

SECTION 6 – MISCELLANEOUS PROVISIONS

6.1  Attorneys’ Fees.  In any dispute between or among the Company and one or more of the Stockholders, the prevailing party or parties in such dispute shall be entitled to recover from the non-prevailing party or parties all reasonable fees, costs and expenses including, without limitation, attorneys’ fees, costs and expenses, all of which shall be deemed to have accrued on the commencement of such action, proceeding or arbitration. Attorneys’ fees shall include, without limitation, fees incurred in any post-award or post-judgment motions or proceedings, contempt proceedings, garnishment, levy, and debtor and third party examinations, discovery, and bankruptcy litigation, and prevailing party shall mean the party that is determined in the arbitration, action or proceeding to have prevailed or who prevails by dismissal, default or otherwise.

6.2  Amendment and Waiver; Termination

(a)  This Agreement may not be orally changed, modified or terminated, nor shall any oral waiver of any of its terms be effective.  Any amendment to this Agreement shall be in writing and shall require the written consent of (i) the majority of the Board; and (ii) if materially adverse to the interests of a particular Stockholder or group of stockholders, that Stockholder or the holders of a majority of the Shares at the time held by that group, as the case may be; provided, that no amendment to this Section may be made without the consent of all the Stockholders.

(b)  This Agreement shall terminate upon the earlier to occur of: (i) the closing of the Company’s initial public offering as a result of which shares of the Company (or a successor entity) of the same class as the Shares are registered under Section 12 of the Securities Exchange Act of 1934, as amended, and publicly traded on any national security exchange, or (ii) upon the written consent of the Company, Rokk3r, and Founders.

6.3  Notices.  All notices, requests, consents and other communications shall be in writing and be deemed given when delivered personally, by electronic or facsimile transmission or when received if mailed by first class registered or certified mail, postage prepaid.  Notices to the Company or a Stockholder shall be addressed as set forth underneath their signatures below, or to such other address or addresses as may have been furnished by such party in writing to the other.

6.4  Counterparts.  For the convenience of the parties and to facilitate execution, this Agreement may be executed in two (2) or more counterparts (including by means of facsimile and electronic portable document format (PDF)), each of which shall be deemed an original, but all of which shall constitute one and the same document.

6.5  Remedies; Severability

(a)  It is specifically understood and agreed that any breach of the provisions of this Agreement by any Person subject hereto will result in irreparable injury to the other parties hereto, that the remedy at law alone will be an inadequate remedy for such breach, and that, in addition to any other legal or equitable remedies which they may have, such other parties may enforce their respective rights by actions for specific performance (to the extent permitted by law) and the Company may refuse to recognize any unauthorized Transferee as one of its Stockholders for any purpose, including, without limitation, for purposes of dividend and voting rights, until the relevant party or parties have complied with all applicable provisions of this Agreement.

(b)  In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

6.6  Entire Agreement.  This Agreement is intended by the parties as a final expression of their agreement and intended to be complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein.

6.7  Governing Law.  This Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to all matters, without regard to its principles of conflicts of laws.  THE PARTIES TO THIS AGREEMENT HEREBY WAIVE THEIR RIGHT TO A TRIAL BY JURY WITH RESPECT TO DISPUTES ARISING UNDER THIS AGREEMENT AND THE RELATED AGREEMENTS AND CONSENT TO A BENCH TRIAL WITH THE APPROPRIATE JUDGE ACTING AS THE FINDER OF FACT.

6.8  Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties hereto as contemplated herein, and any successor to the Company by way of merger or otherwise shall specifically agree to be bound by the terms hereof as a condition of such successor.  The rights of the Founders hereunder shall be assignable to Transferees of their Shares as contemplated herein.

6.9  Consent to Jurisdiction.  The parties agree that any action brought by any party under or in relation to this Agreement, including without limitation to interpret or enforce any provision of this Agreement, shall be brought in, and each party agrees to and does hereby submit to the jurisdiction and venue of, any state or federal court located in Miami-Dade County, Florida.

6.10  Expenses. Except as otherwise expressly provided herein, all expenses incurred by the parties hereto in connection with the negotiation, execution and delivery of this Agreement will be borne solely and entirely by the party incurring such expenses.

6.11  Additional Stockholders.  A Stockholder of the Company may only become party hereto as an “Additional Stockholder” hereunder by executing a joinder agreement reasonably satisfactory to the Company.

6.12  Foreign Corrupt Practices Act; Prohibited Investment; and Anti-Money Laundering Laws.  The Company and each of the Stockholders represent and warrant to each other, as follows: None of them and, neither to their knowledge, any of their directors, officers, employees or agents have, directly or indirectly, made, offered, promised or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of the provisions of the U.S. Foreign Corrupt Practices Act of 1977 ( the “FCPA”).  None of them and, neither to their knowledge, any of their officers, directors or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA or any other anti-corruption law.  To their knowledge, they are not a party to any agreement, understanding, instrument, contract or proposed transaction with any person that is (i) on the U.S. Department of Treasury Office of Foreign Assets Control’s (“OFAC”) Specially Designated Nationals (“SDN”) List or (ii) owned or controlled by, or acting on behalf of, a person or entity that is on OFAC’s SDN List or otherwise the target of economic sanctions administered by OFAC, or organized in a foreign jurisdiction against which the relevant governmental authority maintains a trade embargo, economic sanction or other similar prohibition pursuant to which dealing with such person or entity is prohibited, in each case, to the extent prohibited by applicable law.  Each of them is in compliance with all applicable anti-money laundering statutes, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable governmental agency (collectively, “Anti-Money Laundering Laws”), and no action, suit, proceeding, investigation or enforcement by or before any court or governmental agency, authority or body or any arbitrator involving them with respect to the Anti-Money Laundering Laws is pending, or to their knowledge, threatened.

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IN WITNESS WHEREOF, the parties hereto have caused this Stockholders Agreement to be duly executed as of the date first set forth above.

THE COMPANY:
ROKK3R Ai Inc.

By:	/s/ Nabyl Charania Name: Nabyl Charania Title: Director Address For Notice: 2121 NW 2nd Ave., Suite 203 Miami, FL 33127 Attn: Katia Rocha or Luisa Gamboa

STOCKHOLDERS:
Rokk3r Ops Inc.

By:	/s/ Carlos Escobar Name: Carlos Escobar Title: Chief Operating Officer Address For Notice: 2121 NW 2nd Ave., Suite 203 Miami, FL 33127 Attn: Katia Rocha or Luisa Gamboa

AUNKEN LABS LLC.

By:	/s/ Demian Bellumio Name: Demian Bellumio Title: CEO & Founder Address For Notice: Corporate Trust Center 1209 Orange St. Wilmington, DE 19801

SCHEDULE A
As of Effective Date

1)  Authorized Equity (10,000,000 Founders Common Shares)

2)  Issued and Outstanding Equity (8,000,000 shares):

3)  Breakdown of Ownership of Issued and Outstanding

Name of Founders	Number of Shares	Percentage

Aunken Labs LLC	1,000,000	12.5%
Rokk3r Ops Inc.	7,000,000	87.5%
Total	8,000,000	100%